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                                                                     EXHIBIT 8.1

                        [LETTERHEAD OF KIRKLAND & ELLIS]

                                 August 5, 2002


Coors Brewing Company
311 Tenth Street
Golden, Colorado 80401-0030


Re:      Registration Statement on Form S-4
         6 3/8% Senior Notes due 2012

Ladies and Gentlemen:

                  We have acted as United States tax counsel to Coors Brewing Company, a Colorado corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4, dated as of the date hereof (the "Registration Statement"), relating to the 6 3/8% Senior Notes due 2012 (the "Notes") of the Company. Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to those terms in the Registration Statement.

                  In arriving at the opinion referred to below, we have examined and relied upon (i) the Registration Statement, (ii) the Indenture, dated as of May 7, 2002, among Coors Brewing Company, certain subsidiaries of Coors Brewing Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the First Supplemental Indenture thereto, dated as of May 7, 2002, and (iii) other documents as we deemed necessary. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each agreement referred to in the Registration Statement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms, and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

                  Our opinion is based upon existing United States federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion.




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Coors Brewing Company
August 5, 2002
Page 2



                  Our opinion has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with our opinion.

                  Based upon the foregoing, we are of the opinion that, subject to the qualifications and limitations set out in the Registration Statement, the statements of legal conclusions contained in the Registration Statement under the caption "Material United States Federal Tax Considerations" are correct in all material respects.

                  In giving our opinion, we express no opinion concerning any law other than the federal income tax law of the United States.

                  We are furnishing this letter in our capacity as United States tax counsel to the Company, and this letter is solely for the benefit of the Company. This letter is not to be used, circulated, quoted in whole or in part or referred to or otherwise relied upon, nor is it to be filed with any governmental agency or given to any other person, without our written consent, except as set forth below.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ KIRKLAND & ELLIS